Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 6, 2008
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS STRONG FOURTH QUARTER
AND YEAR-END 2007 RESULTS

St. Paul, Minn (2/6/08)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its 2007 fiscal year and fourth quarter ended December 31, 2007.

Revenue for the fourth quarter of 2007 was $9,315,000, up 84% from $5,073,000 in the fourth quarter of 2006. Income from continuing operations for the fourth quarter of 2007 was $4,153,000, or $0.38 per diluted share, as compared with $751,000, or $0.07 per diluted share, in the fourth quarter of 2006.

The fourth quarter of 2007 results included a tax benefit of $2,317,000, offset in part by an obsolescence charge of $179,000 for a discontinued product. The net impact of the tax benefit and the obsolescence charge was to increase Aetrium’s income from continuing operations in the fourth quarter of 2007 from $2,015,000, or $0.18 per diluted share. The tax benefit resulted from reversing a portion of the company’s valuation allowance for its deferred tax assets.

Income from continuing operations for the 2007 fiscal year was $6,697,000 or $0.62 per diluted share, on revenue of $27,990,000. This compares with income from continuing operations of $4,939,000, or $0.47 per diluted share, on revenue of $28,184,000 in 2006. The net impact of the $2,317,000 tax benefit and the obsolescence charge of $179,000 in the fourth quarter was to increase the company’s income from continuing operations for 2007 from $4,559,000, or $0.43 per diluted share.

“We are pleased to have brought 2007 to a successful close with a very strong fourth quarter,” said Joseph C. Levesque, president and chief executive officer. “Revenue and pre-tax income in the fourth quarter matched our highest level since 2000. Excluding the discontinued product line obsolescence charge, our gross margin was 51%, in keeping with our long-term goal. The quarter demonstrated that our business model generates significant incremental net income to the bottom line as our revenues increase.”

“While revenues were very strong in the fourth quarter, our bookings for the quarter were below parity,” Mr. Levesque continued. “This reflected in part the large number of orders we received at the end of our third quarter, some of which were expected to fall into the fourth quarter. However, we believe it also reflected a cautiousness among our customers as they assess the potential impact of risks to the U.S. economy, a cautiousness that has continued into the first quarter. However, we believe utilization rates among our customers remain high, and industry forecasters are projecting a solid growth year for our segment of the semiconductor equipment industry with most of the growth coming in the second half of the year. Accordingly, we expect first quarter revenue growth over last year, but anticipate a material decrease from fourth quarter. Going forward, we believe that the competitive advantages of our current products and the solid customer relations we have forged with our expanding customer base will offer us opportunities for segment leading growth in 2008 of 20% or more over 2007.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2006.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits and other electronic components.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Net sales	$9,315	$5,073	$27,990	$28,184
Cost of goods sold (1)	4,742	2,137	13,919	13,714
Gross profit	4,573	2,936	14,071	14,470
Gross profit percent (1)	49.1%	57.9%	50.3%	51.3%

Operating expenses:
Selling, general and administrative	1,986	1,481	6,522	6,406
Research and development	844	833	3,535	3,364
Total operating expenses	2,830	2,314	10,057	9,770

Income from operations	1,743	622	4,014	4,700
Interest income (expense), net	125	99	436	244
Income before income taxes	1,868	721	4,450	4,944
Income tax (expense) benefit (2)	2,285	30	2,247	(5)
Income from continuing operations (3)	4,153	751	6,697	4,939

Discontinued operations:
Loss from discontinued operations	-	(342)	-	(1,485)
Loss on sale of discontinued operations	-	(4,005)	-	(4,005)

Net income (loss)	$4,153	$(3,596)	$6,697	$(551)

Basic income (loss) per share:
Continuing operations (3)	$0.40	$0.07	$0.64	$0.49
Discontinued operations	-	(0.43)	-	(0.55)
Net income (loss)	$0.40	$(0.35)	$0.64	$(0.05)

Diluted income (loss) per share:
Continuing operations (3)	$0.38	$0.07	$0.62	$0.47
Discontinued operations	-	(0.41)	-	(0.52)
Net income (loss)	$0.38	$(0.34)	$0.62	$(0.05)

Weighted average common shares outstanding:
Basic	10,476	10,217	10,396	10,028
Diluted	10,914	10,549	10,726	10,586

(1)
Cost of goods sold for the three months and year ended December 31, 2007 includes a $179 inventory obsolescence charge. The impact of this charge was to reduce gross profit percent from 51.0% to 49.1% and 50.9% to 50.3% for the three months and year ended December 31, 2007 respectively.

(2)	Income tax (expense) benefit for the three months and year ended December 31, 2007 includes an income tax benefit of $2,317 related to a reduction in a valuation allowance on deferred tax assets.

(3)
The net impact of the $2,317 income tax benefit and $179 obsolescence charge noted above was to increase income from continuing operations from $2,015 ($0.19 per basic share, $0.18 per diluted share) to $4,153 ($0.40 per basic share, $0.38 per diluted share) for the three months ended December 31, 2007 and from $4,559 ($0.44 per basic share, $0.43 per diluted share) to $6,697 ($0.64 per basic share, $0.62 per diluted share) for the year ended December 31, 2007.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	December 31,	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$12,105	$8,394
Accounts receivable, net	3,542	2,165
Inventories - operations	7,590	7,263
Inventories - shipped equipment, subject to
revenue deferral	105	100
Deferred income taxes	315	-
Other current assets	589	336
Total current assets	24,246	18,258

Property and equipment, net	185	194
Deferred income taxes	2,002	-
Other assets	150	415

Total assets	$26,583	$18,867

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$45	$41
Trade accounts payable	782	490
Other current liabilities	1,603	1,825
Total current liabilities	2,430	2,356

Long-term debt, less current portion	11	57

Shareholders' equity	24,142	16,454

Total liabilities and shareholders' equity	$26,583	$18,867